EXHIBIT 99.1

Transcend Services, Inc.

Press Release Dated April 21, 2003

Announcing the unaudited operating results of Transcend Services, Inc. for the three months ended March 31, 2003 and its unaudited financial condition as of March 31, 2003.

(four pages follow)

FOR IMMEDIATE RELEASE
Contact: Larry Gerdes, President & CEO
404-364-8000
larry.gerdes@trcr.com

April 21, 2003

(BW) (TRANSCEND SERVICES, INC.)(TRCR)

TRANSCEND REPORTS REVENUE INCREASE OF 19.5%

AND SECOND CONSECUTIVE QUARTERLY PROFIT IN FIRST QUARTER 2003

New Account Sales Drive Increased Revenue and Profitability

Atlanta, Georgia, TRANSCEND SERVICES, INC. (TRCR/Nasdaq SmallCap) today announced its results for the three months ended March 31, 2003.

For the three months ended March 31, 2003, Transcend reported revenue of $3.5 million, which represents a 19.5% increase over the comparable prior year quarter. Net income attributable to common stockholders was $80,000, or $0.02 per share, after a reduction of $0.03 per share for preferred stock dividends. For the comparable prior year quarter, the Company reported a loss of $0.05 per share.

Cash totaled $905,000 as of March 31, 2003, which represents an increase of $123,000 during the first quarter of 2003. The weighted average number of days revenue in trade accounts receivable totaled 14 days as of March 31, 2003 compared to 15 days as of December 31, 2002. Transcend has no debt and an unused $1.5 million line of credit.

Tom Binion, chief operating officer, commented on the increase in revenue: “Sales momentum is driving our recurring revenue model business. After installing seven new accounts in the fourth quarter of 2002, we installed fourteen additional new accounts during the first quarter of 2003. Also during the first quarter, we signed contracts to install up to ten more new accounts during the second quarter of 2003. Our highly proficient implementation team can install a new account in just a few days with little or no disruption to a customer’s operations. To capitalize on our sales momentum, we are expanding our sales force and increasing our marketing efforts.”

Larry Gerdes, president and chief executive officer, added comments regarding the results for the first quarter of 2003 and the Company’s financial condition as of March 31, 2003: “For the second consecutive quarter, new account sales drove our profitability and increased revenue. Our production management team, working in concert with our highly-skilled, home-based medical language specialists on our proprietary Internet-based transcription platform, enabled us to improve our gross profit as a percentage of revenue from 27% in the first quarter of 2002 to 32% in the first quarter of 2003. The Company has the infrastructure to handle both the projected and additional new business with relatively little incremental fixed cost. We believe that the improved operating results and continued excellent accounts receivable management are responsible for our improved, debt-free financial condition. We further believe that we are well positioned for continued growth.”

Mr. Gerdes concluded with a comment regarding a financial strategy being pursued by the Company: “To simplify our capital structure and to eliminate the adverse cash and net income effects of the preferred stock dividends, we are soliciting our stockholders’ approval to redeem a portion of our preferred stock and convert the remaining preferred stock to common stock at our annual meeting of stockholders scheduled for May 6, 2003.”

About Transcend Services, Inc.

Transcend believes that accurate, reliable and timely transcription creates the foundation for the patient medical record. To this end, the Company has created Internet-based voice-to-text systems that allow its skilled medical language specialists to securely and quickly produce the highest quality medical documents. The Company’s wide range of transcription services encompass everything needed to securely receive, type, format and distribute electronic copies of physician-dictated medical documents, from overflow projects to complete transcription outsourcing and custom data-center creation packages.

For more information, visit http://www.transcendservices.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, changes in pricing policies, delays in contract start dates, lower-than-expected demand for Transcend’s solutions, business conditions in the integrated healthcare delivery network market, general economic conditions and the risk factors detailed from time to time in Transcend’s periodic reports and registration statements filed with the Securities and Exchange Commission.

(Unaudited Financial Statements Follow)

TRANSCEND SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

Amounts in Thousands, Except Per Share Amounts and Percentages

	Three Months Ended March 31,
	2003		2002
	$	% of Rev	$	% of Rev
Revenue	$3,481	100%	$2,913	100%
Direct costs	2,371	68%	2,130	73%

Gross profit	1,110	32%	783	27%

Operating expenses:
Marketing and sales	202	6%	84	3%
Research and development	111	3%	84	3%
General and administrative	599	17%	590	20%

Total operating expenses	912	26%	758	26%

Operating income	198	6%	25	1%
Interest income (expense), net	1	0%	(1)	0%

Income from continuing operations	199	6%	24	1%
Loss from discontinued operations	0	0%	(133)	-5%

Net income (loss)	199	6%	(109)	-4%
Dividends on preferred stock	(119)	-3%	(120)	-4%

Net income (loss) attributable to common stockholders	$80	2%	($229)	-8%

Basic income (loss) per share:
From continuing operations	$0.02		($0.02)
From discontinued operations	0.00		(0.03)

Net income (loss) per share attributable to common stockholders	$0.02		($0.05)

Weighted average shares outstanding (for basic EPS)	4,427		4,513

Diluted income (loss) per share:
From continuing operations	$0.02		($0.02)
From discontinued operations	0.00		(0.03)

Net income (loss) per share attributable to common stockholders	$0.02		($0.05)

Weighted average shares outstanding (for diluted EPS)	4,486		4,513

TRANSCEND SERVICES, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

MARCH 31, 2003 and DECEMBER 31, 2002

Amounts in Thousands

ASSETS	March 31, 2003	December 31, 2002
Cash and cash equivalents	$905	$782
Accounts receivable, net	964	947
Other current assets	212	101
Property and equipment, net	1,280	1,316
Other assets	64	69

	$3,425	$3,215

LIABILITIES & STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$878	$794
Stockholders' equity	2,547	2,421

	$3,425	$3,215